1-WA/2029368.1


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Post-Effective Amendment No. 51 to Registration Statement No. 033-59692 on Form N-1A of Rydex Series Funds of our reports dated May 16, 2003 appearing in Rydex Series Funds' March 31, 2003 Benchmark Funds Annual Report, March 31, 2003 Sector Funds Annual Report and March 31, 2003 Strategic Funds Annual Report. We also consent to the references to us under the captions "FINANCIAL HIGHLIGHTS" appearing in the Prospectuses and "INDEPENDENT ACCOUNTANTS AND CUSTODIAN" appearing in the Statements of Additional Information, which are part of such Registration Statement.









DELOITTE & TOUCHE LLP
New York, New York



July 28, 2003